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                                                                    EXHIBIT 99.1
                                                                    ------------


                        EMPLOYEE STOCK OPTION AGREEMENT

DATE:

PARTIES: PHOBOS CORPORATION, a Utah Corporation    ("PHOBOS")

                                                   ("Employee")

                                   RECITALS:

            A. PHOBOS has adopted an Incentive Stock Option Plan (Plan) that provides for the granting of options to purchase stock of PHOBOS to certain employees of PHOBOS in order to induce the employees to remain employed by PHOBOS and to continue to contribute to the growth and profitability of PHOBOS, Such options are designed to qualify as incentive stock options under Section 422 of the internal Revenue Code of 1986,

            B. The Employee is employed by PHOBOS as a(n) growth and profitability of PHOBOS.

            C. The Stock Option Committee (Committee) of the Board of Directors of the Corporation has selected the Employee to receive an option to purchase shares of the common stock of PHOBOS under the Plan.

                                  AGREEMENTS:

            SECTION 1. GRANT OF OPTION: PHOBOS hereby grants to the Employee the option to purchase __________ shares of the authorized but unissued common stock of PHOBOS upon the terms and conditions set forth in this Agreement.

            SECTION 2. PURCHASE PRICE: The purchase price for shares of stock purchased pursuant to this option shall be $0.50 per share

            SECTION 3. EXERCISE OF OPTION: This option may be exercised in blocks of 100 or more shares by the Employee at any time, or from time to time, as to any part or all of the shares of stock covered by the option, as follows:

% of Total                       Quantity                    Vesting Date                 Expiration Date
----------                       --------                    ------------                 ---------------
40%                              2,000                       October 9, 1998              June 1, 2008
30%                              1,500                       October 9, 1999              June 1, 2008
30%                              1,500                       October 9, 2000              June 1, 2008

The option shall be exercised by the Employee's giving written notice of such exercise to PHOBOS, on or after the vesting date, but prior to the expiration date, which notice shall state the number of shares to be purchased.

            SECTION 4. PAYMENT OF PURCHASE PRICE AND CLOSING: Employee must purchase vested shares in blocks of 100 or more shares. The purchase price for all shares purchased under this option shall be paid in cash, or in collected funds, upon closing The shares purchased shat) be issued by PHOBOS at the time of closing as fully paid and non-assessable shares. The closing shall take place at the principal office of PHOBOS within ten days after the effective date of the notice of exercise of the option.

            SECTION 5. TERMINATION: This option she!! terminate, and all rights of the Employee under this option shall lapse, upon the earliest of the following;

                  5.1   Expiration Date.  The Expiration Date.
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                  5.2   Cessation of Employment. Five business days after the
Employee ceases to be employed by PHOBOS for any reason other than the death or disability of the Employee.

                  5.3 Disability. One year after the termination of the Employee's employment by PHOBOS due to permanent disability, as defined in
Section 22(e)(3) of the Internal Revenue Code of 1986.

                  5.4   Death.  One year after the death of the Employee,

            SECTION 6. SHAREHOLDER RIGHTS: The Employee shall net have any rights as a shareholder of PHOi30S with respect to the shares covered by this option except to the extent that the shares have been issued to the Employee following the Employee's exercise of the option.

            SECTION 7. ADJUSTMENTS: The number of shares subject to this option may be, upon approval of the Stock Option Committee, proportionately adjusted for any change in the stock structure of PHOBOS because of any stock dividends, recapitalizations, reorganizations, mergers, or other restructuring.

            SECTION 8. PROHIBITION AGAINST TRANSFER: This option is personal to the Employee, and the Employee shall have no right to transfer any rights in the option in any manner other than by will or by the laws of descent and distribution. The option granted herein is exercisable during the Employee's lifetime only by the Employee.

            SECTION 9. EMPLOYMENT: This Agreement is not an employment agreement and shall not be construed as such. Nothing in this Agreement shall be construed to constitute or to be evidence of any agreement or understanding, express or implied, on the part of PHOBOS to employ or retain the Employee as an employee for any specific period of time, or on the part of the Employee to remain as an employee of PHOBOS for any specific period of time.

            SECTION 10. SECURITIES LAWS COMPLIANCE

                  10.1 Registration. The right of the Employee to exercise any option granted pursuant to this Agreement may be suspended at any time if the Committee determines that the Plan, any option granted under this Agreement, or any shares of stock subject to such option must be registered or qualified under applicable state or federal securities laws. Such suspension shall continue in effect until the required registration or qualification is obtained or completed.

                  10.2 Investment Representation. At the time of the closing of any purchase of stock under this option, PHOBOS may require that the Employee, or other person exercising the option, provide PHOBOS with a written representation that the Employee or other person is acquiring such stock for the Employee's or other person's own account for investment and not with a view to the distribution of such shares and a written agreement that if the Employee or other person should decide to sell, transfer, or otherwise dispose of such shares, the Employee or other person will do so only if the shares are registered under the Securities Act of 1933 and any applicable state securities law unless, in the opinion of counsel to PHOBOS, such registration is not required. Such representation and agreement shall be in a form reasonably satisfactory to PHOBOS.

            SECTION 11. MISCELLANEOUS PROVISIONS

                  11.1 Notice. Any notice or other communication required or permitted to be given under this agreement shall be in writing and shall be mailed by certified mail, return receipt requested, postage prepaid, addressed to the parties at the following addresses:


                                       2

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All notices and other communications shall be deemed to be given at the expiration of three days after the date of mailing. The address of a party to which notices or other communications shall be mailed may be changed from time to time by giving written notice to the other party.

                  11.2 Litigation Expense. In the event of a default under this agreement, the defaulting party shall reimburse the nondefaulting party or parties for all costs and expenses reasonably incurred by the non-defaulting party or parties in connection with the default, including without limitation attorney's fees. Additionally, in the event a suit or action is filed to enforce this agreement or with respect to this agreement, the prevailing party or parties shall be reimbursed by the other party for all costs and expenses incurred in connection with the suit or action, including without limitation reasonable attorney's fees at the trial level and on appeal.

                  11.3 Waiver. No waiver of any provision of this agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

                  11.4 Applicable Law. This agreement shall be governed by and shall be construed in accordance with the laws of the state of Utah.

                  11.5 Entire Agreement. This agreement constitutes the entire agreement between the parties pertaining to its subject matter, and it supersedes alt prior contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties.

PHOBOS CORPORATION               EMPLOYEE:


By:


Title:

                                       3
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                                ACKNOWLEDGEMENT

          In order to induce PHOBOS CORPORATION a Utah corporation ("PHOBOS") to issue to the undersigned employee ____________________ shares of its common stock (Shares) in consideration for services that have been provided and are to be provided by the undersigned to PHOBOS, the undersigned:

          1. Represents and warrants that the undersigned is acquiring the Shares for investment and not with a view to distribution.

          2. Acknowledges that the undersigned understands that the Shares have not been registered under the Securities Act of 1933 in reliance upon an exemption from registration. The undersigned also understands that the Shares must be held indefinitely, unless they are later registered under the Securities Act of 1933 or unless an exemption from registration is otherwise available, and that PHOBOS has no obligation to register the Shares. The undersigned agrees that the Shares will not be offered, sold, transferred, pledged, or otherwise disposed of without registration under the Securities Act of 1933 and applicable state securities laws or an opinion of counsel acceptable to PHOBOS that such registration is not required.

          3. Acknowledges that the undersigned understands that the fair market value of the Shares represents compensation income to him or her for purposes of federal, state, and local income taxation and that the undersigned agrees to reimburse PHOBOS, upon request, for any income and employment withholding taxes that PHOBOS is required to pay with respect to such compensation income.

Date:

EMPLOYEE: